Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AAC Holdings, Inc.

Brentwood, Tennessee

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-207939) and Form S-8 (Nos. 333-199161, 333-201218, and 333-218053) of AAC Holdings, Inc. of our report dated February 23, 2018, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Nashville, Tennessee

February 23, 2018